[logo]
                                                                EXHIBIT 99.1

FOR IMMEDIATE RELEASE

          SFAD ANNOUNCES LAUNCH OF INTERNET SHOPPING MALL
                       FOR THE RICH AND FAMOUS

Palm Beach, FL. November 24, 1998, Safe Technologies International, Inc., (OTC: SFAD) announced today that they intend to launch INCyberMall.com, an Internet Commerce mall, owned by SFAD's wholly owned subsidiary, Internet Commerce, Inc. INCyberMall.com, originally designed and constructed, (Copyright 1995), has been under extensive reconstruction bringing it forward from a web site with Banner Advertising to a full service Internet Commerce service. The Company plans to participate in what is expected to be the first year of strong Christmas sales on the Internet.

"INCyberMall.com", reports Brad Tolley, Vice President of Investor Relations for SFAD, "is a niche shopping mall for upmarket products and services targeted to the shopping and leisure needs of high net worth individuals. It is designed to be of interest and convenience for people who routinely shop or 'would like to shop' on the prestigious shopping streets of the world, i.e. Rodeo Drive, Beverly Hills; Fifth Avenue, New York; Worth Avenue, Palm Beach; Avenue Foch, Paris and Bond Street, London, etc. The company believes that the world is now ready for a shopping mall such as INCyberMall.com. The mall is a combination of product categories, i.e. Home & Garden; Fashion; Entertainment; Sports; Cuisine; The Arts ; Travel; Business & Finance; Health & Beauty; Real Estate, etc., and will contain information and special features focussing on subjects such as fashion shows, top designers, society gossip, health, schools and education, politics, etc."

Internet Commerce Inc. specializes in developing, managing and promoting Internet Commerce web sites for small and medium sized businesses wanting to expand their Internet operations.

Safe Technologies International Inc. (OTC: SFAD), based in Palm Beach, Florida, is a multi-faceted company with multiple areas of concentration:
Internet products, services, and Directories; Marketing, Advertising, Digital Pre-Press Graphics and Printing; customized PC systems and networks; Heath-Care/Wellness and Real Estate products, services, and software.



  SOURCE:     Safe Technologies International, Inc.,(SFAD)
  CONTACT:    Brad Tolley VP Investor Relations
  TEL:        561-832-2700
  EMAIL:      investor.relations@safetechnologies.com
  HTTP://     www.safetechnologies.com

Forward-Looking Statements: Except for the historical information contained herein, this news release may contain forward looking statements within the meaning of Section 27A of the Securities Act of l934, as amended, that may involve risks and uncertainties, including those relating to the availability of suitable financial resources, the availability of management, unproven market for SFAD's products and services as well as other risks detailed from time to time in the Company's SEC reports, including reports on Form 10KSB for the year ended November, 1997 and Form 10-QSB for the quarter ended September 30, 1998.